Exhibit (n)(3)

Report of Independent Registered Public Accounting Firm on Supplemental Information

To the Stockholders and Board of Directors
Terra Income Fund 6, Inc.:

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the PCAOB), the financial statements of Terra Income Fund 6, Inc. (the Company) as of December 31, 2019 and 2018 and for the year ended December 31, 2019, the three-month transition period ended December 31, 2018, and the years ended September 30, 2018 and 2017, and our report dated February 21, 2020 expressed an unqualified opinion on those financial statements. We have not performed any procedures with respect to the audited financial statements subsequent to February 21, 2020.

We have also previously audited, in accordance with the standards of the PCAOB, the statements of assets and liabilities, including the schedules of investments, of the Company as of September 30, 2018, 2017 and 2016 and the related statements of operations, changes in net assets, and cash flows for the years ended September 30, 2016 and 2015 (none of which is presented herein), and we expressed unqualified opinions on those financial statements.

The senior securities table included in Form N-2, under the caption “Senior Securities” (Senior Securities Table), except for that portion marked “unaudited,” has been subjected to audit procedures performed in conjunction with the audit of the Company’s financial statements. The Senior Securities Table is the responsibility of the Company’s management. Our audit procedures included determining whether the Senior Securities Table reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the Senior Securities Table. In forming our opinion on the Senior Securities Table, we evaluated whether the Senior Securities Table, including its form and content, is presented in conformity with instructions to Form N-2. In our opinion, the Senior Securities Table, except for that portion marked “unaudited,” on which we express no opinion, is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ KPMG LLP

New York, New York
December 7, 2020